Exhibit 99.1

Contact:	Bill Gibbons
708-932-6123
William.Gibbons@exeloncorp.com

comed reaches agreement to resolve Justice department investigation

ComEd resolves previously disclosed matter related to historical lobbying practices and strengthens lobbying and compliance controls

CHICAGO (July 17, 2020) — Exelon Corp. and its ComEd subsidiary today announced that ComEd has entered into an agreement with the U.S. Attorney’s Office for the Northern District of Illinois to resolve the previously disclosed investigation into ComEd’s historical lobbying practices in Illinois. The resolution ends the investigation into ComEd by the Department of Justice (DOJ).

Exelon CEO Christopher M. Crane said, “We are committed to maintaining the highest standards of integrity and ethical behavior. In the past, some of ComEd’s lobbying practices and interactions with public officials did not live up to that commitment. When we learned about the inappropriate conduct, we acted swiftly to investigate. We concluded from the investigation that a small number of senior ComEd employees and outside contractors orchestrated this misconduct, and they no longer work for the company. Since then, we have taken robust action to aggressively identify and address deficiencies, including enhancing our compliance governance and our lobbying policies to prevent this type of conduct. We apologize for the past conduct that didn’t live up to our own values, and we will ensure this cannot happen again.”

Under the three-year deferred prosecution agreement, ComEd has agreed to make payments totaling $200 million, and has agreed to the government’s filing of a single charge that will be dismissed at the end of the three-year term, provided it abides by all terms of the agreement. The fine will not be recovered in rates or charged to customers. The conduct at issue in the agreement relates only to ComEd, and the agreement does not contain any allegation of misconduct by Exelon or Exelon Generation. The agreement resolves the government’s investigation into both ComEd and Exelon. The related Securities and Exchange Commission investigation and civil lawsuits remain pending.

ComEd fully and substantially cooperated with the U.S. Attorney’s Office from the beginning of the investigation, and since that time, has taken extensive remedial measures. ComEd’s remediation and cooperation efforts were acknowledged specifically by the government in the resolution agreement.

As part of its remediation, Exelon implemented four new mandatory policies that apply to employees who interact with public officials. These policies lay out specific rules, procedures and tracking mechanisms governing 1) interactions with public officials; 2) vetting and monitoring of lobbyists and political consultants; 3) employment referrals or requests from public officials; and 4) vendor referrals or requests from public officials.

The policies also prohibit subcontracting of third-party lobbyists and political consultants, and hiring of such firms includes oversight from the company’s ethics and compliance team, led by David Glockner, Exelon’s executive vice president of Compliance and Audit. Glockner was appointed to his role in March 2020 after having previously served as a senior Securities and Exchange Commission official and chief of the Criminal Division in the U.S. Attorney’s Office for the Northern District of Illinois, among other roles.

In addition, the company is conducting training on the new policies for employees as well as lobbying and political consulting partners. While the misconduct was limited to ComEd, the policies apply across all Exelon subsidiaries in Illinois and all other jurisdictions where Exelon operates, and are available on the company website.

Exelon and its operating companies are dedicated to providing customers and communities with clean, reliable, low-cost energy at the highest levels of service, efficiency and operational performance.

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About Exelon Corporation

Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2019 revenue of $34 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.

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